Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2019

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

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Building Supply segment sales for the second quarter of 2019 increased by $138,000, or 2.1%, to $6.7 million compared to the second quarter of 2018, driven by a 23.2% increase in roof underlayment sales.

●	Net income for the second quarter of 2019 was $1.0 million, or $0.08 per diluted share, compared to $959,000, or $0.07 per diluted share, for the second quarter of 2018.

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Net income for the six months ended June 30, 2019 was $2.2 million, or $0.17 per diluted share, compared to $1.5 million, or $0.10 per diluted share, for the same period of 2018, representing an increase of $761,000, or 51.9%.

Nogales, Arizona – August 5, 2019 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2019.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Early in the second quarter, we announced the expansion of our TECHNO family of spunbond based (SB) products, which products are expected to significantly expand our market share in the synthetic roof underlayment market. We are pleased with the early success of our new TECHNO SB® 25 product, which was a driving force in our 23.2% growth in sales of synthetic roof underlayment during the second quarter.”

Hoffman continued, “Though sales in our Disposable Protective Apparel segment were down in the quarter, sales in that segment are still up year-to-date, and we are encouraged by the 5.7% increase in sales of disposable protective clothing during the first six months of 2019 compared to the same period last year, primarily due to increased sales to our major international supply chain partner. Year-to-date, income from operations increased by 11.1%, primarily due to lower expenses, and net income increased by 51.9%, primarily due to lower expenses and a gain on marketable securities.”

Net sales

Consolidated sales for the second quarter of 2019 were $11.4 million, compared to $12.1 million for second quarter of 2018, representing a decrease of 5.7%, reflecting decreased sales in the Disposable Protective Apparel segment of $832,000, partially offset by increased sales in the Building Supply segment of $138,000.

Building Supply segment sales for the second quarter of 2019 increased by $138,000, or 2.1%, to $6.7 million, compared to $6.6 million for the same period of 2018. This segment increase was primarily due to an increase in sales of the economy TECHNO SB® family brand of synthetic roof underlayment, partially offset by a decrease in sales of the economy REX™ Wrap brand of housewrap and a decrease in sales of other woven material. In the second quarter of 2019, synthetic roof underlayment sales increased by 23.2%, partially offset by a decrease in housewrap sales of 8.6% and a decrease in other woven material sales of 14.2% compared to the same period of 2018. A softening in housing starts affected our housewrap sales during the second quarter of 2019, and our other woven material sales were down as a result of our largest customer in this category having excess inventory and experiencing a slowdown in orders from their customers.

Sales for the Disposable Protective Apparel segment for the second quarter of 2019 decreased by $832,000, or 15.0%, to $4,705,000, compared to $5,537,000 for the same period of 2018. This segment decrease was primarily due to a decrease in sales of disposable protective clothing, partially offset by an increase in sales of masks and shields. The decrease in sales of disposable protective clothing was primarily due to decreased sales to our major international supply chain partner; the second quarter of 2019 was a challenging comparative quarter in that last year’s second quarter sales with this partner were a record high.

Consolidated sales for the six months ended June 30, 2019 increased to $23,718,000, from $23,551,000 for the six months ended June 30, 2018, representing an increase of $167,000, or 0.7%. This increase consisted of increased sales in the Disposable Protective Apparel Segment of $200,000, partially offset by slightly decreased sales in the Building Supply segment of $33,000.

Building Supply segment sales for the six months ended June 30, 2019 remained basically flat at $13.2 million, decreasing by only $33,000, or 0.2%, compared to the same period of 2018. Our synthetic roof underlayment product line includes REX™, TECHNOply™ and TECHNO SB®, and our housewrap line consists of REX™ Wrap, REX™ Wrap Plus and REX™ Wrap Fortis. This slight Building Supply segment decrease was primarily due to a decrease in sales of housewrap of 5.2%, a decrease in sales of other woven material of 6.3% and an increase in rebates, partially offset by an increase in sales of synthetic roof underlayment of 8.1%, compared to the same period of 2018. Synthetic roof underlayment sales have increased as a result of increased sales of the TECHNO family products. Housewrap sales in the first half of 2019 were negatively affected by softer U.S. housing starts due in part to unusually severe weather across many parts of the country. Other woven material sales were down, as mentioned above, due to lower orders from a customer that currently has excess inventory and has seen a decline in its business.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2019 increased by $200,000, or 1.9%, to $10,510,000, compared to $10,310,000 for the same period of 2018. This segment increase was primarily due to a 5.7% increase in sales of disposable protective clothing, partially offset by a decrease in sales of masks and to a lesser extent shields. The increase in sales of disposable protective clothing was primarily due to increased sales to our major international supply chain partner. Mask sales have been affected by a less severe flu season in 2019.

Gross profit

Gross profit decreased by $613,000, or 13.0%, to $4,106,000 for the three months ended June 30, 2019, from $4,719,000 for the same period of 2018. The gross profit margin was 36.0% for the three months ended June 30, 2019, compared to 39.0% for the same period of 2018. Gross profit margin in the second quarter of 2019 was affected by a change in product mix in the Building Supply segment, with significant growth in the economy line of synthetic roof underlayment, which has lower gross margin. In addition, both segments were negatively impacted by increased rebates.

Gross profit decreased by $265,000, or 2.9%, to $8,909,000 for the six months ended June 30, 2019, from $9,174,000 for the same period of 2018. The gross profit margin was 37.6% for the six months ended June 30, 2019, compared to 39.0% for the same period of 2018.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $206,000, or 5.9%, to $3,262,000 for the three months ended June 30, 2019, from $3,468,000 in the same period last year. As a percentage of net sales, selling, general and administrative expenses remained flat at 28.6% in the second quarter of 2019 compared to the same period of 2018. The decrease in selling, general and administrative expenses for the three-month period was primarily the result of lower employee compensation and lower commission on sales of Disposable Protective Apparel segment products, partially offset by increased foreign exchange expense.

Selling, general and administrative expenses decreased by $412,000, or 5.6%, to $6,937,000 for the six months ended June 30, 2019, from $7,349,000 for the six months ended June 30, 2018. As a percentage of net sales, selling, general and administrative expenses decreased to 29.2% for the six months ended June 30, 2019, from 31.2% for the same period of 2018. The decrease in selling, general and administrative expenses for the six- month period was primarily the result of the accrual of expenses associated with a mediated settlement of a litigation matter during the first quarter of 2018 that did not recur for the same period of 2019.

Income from Operations

Income from operations decreased by $403,000, or 36.4%, to $704,000 in the second quarter of 2019, compared to $1,107,000 for the same period last year. The decreased income from operations was primarily due to a decrease in gross profit of $613,000, partially offset by a decrease in selling, general and administrative expenses of $206,000 and a decrease in depreciation and amortization expense of $4,000.

Income from operations increased by $170,000, or 11.1%, to $1,705,000 for the six months ended June 30, 2019, compared to $1,535,000 for the six months ended June 30, 2018. The increased income from operations was primarily due to a decrease in selling, general and administrative expenses of $412,000 and a decrease in depreciation and amortization expense of $23,000, partially offset by a decrease in gross profit of $265,000.

Net Income

Net income for the second quarter of 2019 was $1.0 million, or $0.08 per diluted share, compared to net income of $959,000, or $0.07 per diluted share, for the same period of 2018, representing an increase of $51,000, or 5.3%. The net income increase was due to an increase in income before provision for income taxes of $86,000, partially offset by an increase in provision for income taxes of $35,000. Net income as a percentage of net sales for the second quarter of 2019 was 8.8%, and net income as a percentage of net sales for the same period of 2018 was 7.9%.

Net income for the six months ended June 30, 2019 was $2.2 million, compared to net income of $1.5 million for the same period of 2018, representing an increase of $761,000, or 51.9%. The net income increase was due to an increase in income before provision for income taxes of $948,000, partially offset by an increase in provision for income taxes of $187,000. Net income as a percentage of net sales for the six months ended June 30, 2019 was 9.4%, and net income as a percentage of net sales for the same period of 2018 was 6.2%. Basic and diluted earnings per common share for the six months ended June 30, 2019 and 2018 were $0.17 and $0.10, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $5.5 million as of June 30, 2019, compared to $7.0 million as of December 31, 2018. The decrease in cash was due to cash used in financing activities of $1,577,000 and cash used in investing activities of $121,000, partially offset by cash provided by operating activities of $193,000. Working capital improved to $25,152,000, representing an increase in working capital of $612,000 from $24,540,000 as of December 31, 2018. As of June 30, 2019, the Company’s current ratio (current assets/current liabilities) was 13:1, compared to a 14:1 current ratio as of December 31, 2018.

Inventory increased by $991,000, or 10.0%, to $10.9 million as of June 30, 2019, from $9.9 million as of December 31, 2018. The increase was primarily due to an increase in inventory for the Building Supply segment, partially offset by a decrease in inventory for the Disposable Protective Apparel segment.

Colleen McDonald, Chief Financial Officer, commented, “During the six months ended June 30, 2019, we repurchased 427,000 shares of common stock at a cost of $1.6 million. We have approximately $1.1 million remaining for additional stock repurchases based on the $2 million increase authorized by our Board of Directors on December 20, 2018. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2019	2018 (1)
Assets
Current assets:
Cash	$5,502,000	$7,007,000
Investments	735,000	258,000
Accounts receivable, net of allowance for doubtful accounts of $58,000 and $64,000 as of June 30, 2019 and December 31, 2018	5,185,000	4,935,000
Accounts receivable, related party	837,000	383,000
Inventories	10,869,000	9,878,000
Right-of-use assets	675,000	-
Prepaid expenses	3,410,000	3,999,000
Total current assets	27,213,000	26,460,000

Property and equipment, net	3,232,000	3,244,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	14,000	16,000
Right-of-use assets, net of current portion	2,414,000	-
Equity investment in unconsolidated affiliate	4,841,000	4,480,000
Total assets	$37,769,000	$34,255,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$696,000	$578,000
Accrued liabilities	699,000	1,342,000
Lease liabilities	666,000	-
Total current liabilities	2,061,000	1,920,000

Lease liabilities, net of current portion	2,462,000	-
Deferred income tax liabilities, net	141,000	141,000
Total liabilities	4,664,000	2,061,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,109,018 and 13,502,684 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	131,000	135,000
Additional paid-in capital	1,356,000	2,669,000
Retained earnings	31,618,000	29,390,000
Total shareholders' equity	33,105,000	32,194,000
Total liabilities and shareholders' equity	$37,769,000	$34,255,000

(1) The condensed consolidated balance sheet as of December 31, 2018 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$11,415,000	$12,109,000	$23,718,000	$23,551,000

Cost of goods sold, excluding depreciation and amortization	7,309,000	7,390,000	14,809,000	14,377,000
Gross profit	4,106,000	4,719,000	8,909,000	9,174,000

Operating expenses:
Selling, general and administrative	3,262,000	3,468,000	6,937,000	7,349,000
Depreciation and amortization	140,000	144,000	267,000	290,000
Total operating expenses	3,402,000	3,612,000	7,204,000	7,639,000

Income from operations	704,000	1,107,000	1,705,000	1,535,000

Other income:
Equity in income of unconsolidated affiliate	84,000	151,000	361,000	290,000
Gain (loss) on marketable securities	439,000	(97,000)	609,000	(65,000)
Interest income, net	21,000	1,000	34,000	1,000
Total other income	544,000	55,000	1,004,000	226,000

Income before provision for income taxes	1,248,000	1,162,000	2,709,000	1,761,000

Provision for income taxes	238,000	203,000	481,000	294,000

Net income	$1,010,000	$959,000	$2,228,000	$1,467,000

Basic earnings per common share	$0.08	$0.07	$0.17	$0.10

Diluted earnings per common share	$0.08	$0.07	$0.17	$0.10

Basic weighted average common shares outstanding	13,184,321	14,086,277	13,287,583	14,151,734

Diluted weighted average common shares outstanding	13,208,138	14,127,934	13,346,146	14,219,063